Exhibit 23(ii)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
General Electric Capital Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-160487 and 333-156929) on Form S-3 and in the registration statement (No. 333-164631) on Form S-4 of General Electric Capital Corporation, of our report dated February 19, 2010, relating to: (i) the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2009 and 2008, (ii) the related statements of earnings, changes in shareowner’s equity and cash flows for each of the years in the three-year period ended December 31, 2009, (iii) the related financial statement schedule, and (iv) the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of General Electric Capital Corporation.

Our report refers to a change in the methods of accounting for impairment of debt securities, business combinations and noncontrolling interests in 2009; a change in the method of accounting for fair value measurements and the adoption of the fair value option for certain financial assets and financial liabilities in 2008; and a change in the method of accounting for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions in 2007.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
February 19, 2010